FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU
                                       OF
                                    XIANYANG

                                   (1994)-20#
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RE: Your Application for approval of ammendment to the Contract and Articles of
Association to incorporate the Sino-Hong Kong joint-venture of Xianyang Dnon Tech Special Electronic Technical Co., Ltd.

Xianyang Dnon Tech Special Electronic Technical Co. Ltd.:

Your application dated Jan. 20, 1994 has been reviewed. The reply is as follows:

      1. It is to approve Italian Dea Tech Machinery S.p.A. to invest to the joint venture of Xianyang Dnon Tech Special Electronic Technical Company Limited formerly incorporated by the three parties of Xian Jiaotong University Electric Engineering Co., Ltd., Xianyang Pianzhuan Group Corp. and Hong Kong Weilin Industrial Co., Ltd.

2. The total investment to Xianyang Dnon Tech Special Electronic Technical Co., Ltd. is US$5,000,000 with the registered capital of US$2,500,000, among which Xianyang Pianzhuan Group Corp. will contribute US$1,125,000 accounting for 45%, Xian Jiaotong University Electric Engineering Co., Ltd will contribute US$250,000 accounting for 10%, Hong Kong Weilin Industrial Co., Ltd. will contribute US$625,000 accounting for 25% and Italian Dea Tech Machinery S.p.A will hold the remaining 20% with US$500,000. Each party shall contribute its capital to the joint venture company according to the articles agreed in Appendix I of Contract.

      3. The Board of Directors of the Company is composed of 9 persons, among whom 2 should be appointed by Xian Jiaotong University Electric Engineering Co., Ltd., 4 by Xianyang Pianzhuan Group Corp., 2 by Hong Kong Weilin Industrial Co., Ltd. and 1 by Dea Tech Machinery S.p.A. The chairman of the Board will be appointed by Xianyang Pianzhuan Group Corp. and vice-chairmen should be 3 appointed by the other three parties respectively.

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      4. All the articles in the former Contract and By-law of the joint venture company exluded from the above reply should be followed without breach.

      5. Please register at the Industrial and Commerce Administration Bureau and the authorized Government for the formalities of the ammendment.

                 FOREIGN ECONOMIC AND TRADING BUREAU OF XIANYANG

                                                      (seal)

March 23, 1994

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